Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HG HOLDINGS, INC.

HG HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is HG HOLDINGS, INC.

SECOND: The Amendment Certificate to the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware effective as of July 15, 2021.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

1.	Section 6 of Article FIFTH is deleted in its entirety and replaced with the following:

“6. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of corporate action taken without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.”

FOURTH: The foregoing amendment was duly adopted by the board of directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 26th day of June, 2025.

HG HOLDINGS, INC.

By:	/s/ Anna A. Lieb
Name: Anna A. Lieb
Title: Principal Financial and Accounting Officer; Secretary